FHLBNY Declares a 5.00% Dividend for the Fourth Quarter of 2011

I am pleased to announce that, on February 16, 2012, the Board of Directors of the Federal Home Loan Bank of New York approved a dividend rate for the fourth quarter of 2011 of 5.00% (annualized). The Bank’s dividend rate for the third quarter of 2011 was 4.00%. The dollar amount of the fourth quarter of 2011 dividend will be approximately $58.1 million. The cash dividend will be distributed to our member financial institutions on February 17, 2012.

Amid the continued volatility across global and domestic markets, the availability of Home Loan Bank advances to support the responsible community bank model has remained constant. Our focus on providing our members with the funding they need when they need it has allowed us to continue to perform well, and to provide our members with a strong dividend.

The dividend reflects the Bank’s low-risk profile/conservative investment strategy and is reflective of the continuation of a low interest rate business environment coupled with increased earnings volatility related to evolving accounting standards. The payout represents approximately 86 percent of net income for the quarter. The remaining 14 percent of net income will be put towards retained earnings. We will continue to maintain retained earnings at calibrated levels to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders. After the dividend payment, unrestricted retained earnings as of December 31, 2011, will be approximately $664 million.

Primarily due to the effects of conforming with certain complex accounting rules, please note that our Board intends to continue to vote on dividend declarations at least six weeks (or longer) after the close of the calendar quarter.

The Bank expects to file our Form 10-K for 2011 with the U.S. Securities and Exchange Commission by March 30, 2012. The document will be available at the “EDGAR” portion of the SEC website at www.sec.gov.